As filed with the Securities and Exchange Commission on October 8, 2025

Registration No. 333-289556

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

________________________________________________

AMENDMENT NO. 3

TO

FORM F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

________________________________________________

JM Group Limited
(Exact name of registrant as specified in its charter)

________________________________________________

British Virgin Islands	5092	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 812, 8/F, Harbour Center Tower 1,
1 Hok Cheung Street, Hung Hom, Kowloon, Hong Kong
Tel: +852 2770 2712

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

________________________________________________

Puglisi & Associates

850 Library Ave., Suite 204

Newark, Delaware 19711

Telephone: (302) 738-6680

(Name, address, including zip code, and telephone number, including area code, of agent for service)

________________________________________________

With a Copy to:

Arila E. Zhou, Esq. Joy Hui, Esq. Robinson & Cole LLP Chrysler East Building 666 Third Avenue, 20th floor New York, NY 10017 Tel: (212) 451-2908	Jing Ye, Esq. Ye & Associate, P.C. 275 5th Avenue,2nd Floor New York, NY 10016 Tel: (929)-300-7489

________________________________________________

Approximate date of commencement of proposed sale to the public: Promptly after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act ☐

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form F-1 (File No. 333-289556) is being filed solely for the purpose of filing certain exhibits to this registration statement on Form F-1, or the Registration Statement, and to amend and restate the exhibit index forth in Part II of this Registration Statement. No changes have been made to the Registration Statement other than this explanatory note as well as revised versions of the cover page and exhibit index of the Registration Statement. This Amendment No. 3 does not contain copies of the prospectus included in the Registration Statement which remains unchanged from the Amendment No. 2 to the Registration Statement filed on September 29, 2025.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

JM Group’s amended and restated memorandum and articles of association empowers JM Group to indemnify JM Group’s directors and officers against certain liabilities they incur by reason of their being a director or officer of JM Group.

JM Group has also entered into indemnification agreements with each of JM Group’s directors and executive officers in connection with this offering, the form of which is filed as Exhibit 10.3 to this registration statement. Under these agreements, JM Group has agreed to indemnify JM Group’s directors and executive officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of JM Group.

The underwriting agreement in connection with this offering also provides for indemnification of JM Group and JM Group’s officers, directors or persons controlling JM Group for certain liabilities.

JM Group intends to obtain directors’ and officer’s liability insurance coverage that will cover certain liabilities of directors and officers of JM Group arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. RECENT SALES OF UNREGISTERED SECURITIES.

In the past three years, we have issued the following securities (including options to acquire our ordinary shares) that were not registered under the Securities Act. We believe that each of the following issuances was exempt from registration under the Securities Act pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering or in reliance on Regulation S under the Securities Act regarding sales by an issuer in offshore transactions. No underwriters were involved in these issuances of securities.

Securities/Purchaser	Date of Issuance	Number of Securities	Consideration
Restricted Ordinary Shares
Shareholders of JM Manufacturing HK(1)	May 27, 2024	1,000 restricted Ordinary Shares	Proportional holding of the shares of JM Manufacturing HK by each of its shareholders

____________

(1)      pursuant to the Share Exchange Agreement in connection with restructuring in preparation for the offering. See “Corporate History and Structure” on page 63 of this prospectus for further details.

ITEM 8. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits

See the Exhibit Index attached to this registration statement, which is incorporated by reference herein.

(b) Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9. UNDERTAKINGS.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1)    For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)    For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    For the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that No statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(4)    For the purpose of determining any liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)     Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)   The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)   Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

EXHIBIT INDEX

Exhibit No.	Description
1.1	Underwriting Agreement
3.1^	Memorandum and Articles of Association
3.2^	Certificate of Amendment to the Memorandum and Articles of Association
3.3	Form of Amended and Restated Memorandum and Articles of Association
4.1^	Specimen Certificate for Ordinary Shares
5.1^	Opinion of Ogier regarding the validity of the Ordinary Shares being registered
8.1^	Opinion of Ogier as to BVI tax matters (included in Exhibit 5.1)
10.1^	Form of Employment Agreement.
10.2^	Form of Director Offer Letter to Independent Director Nominee
10.3^	Form of Indemnification Agreement with the Registrant’s directors and officers
10.4^	Form of Purchase Order between JM Manufacturing HK Limited and Harvest Giant Inc. Limited
10.5^	Vendor Agreement, with Five Below
10.6^	Commission Agreement, dated April 1, 2022, by and between JM Manufacturing HK Limited and Sales Agent.
14.1^	Code of Business Conduct and Ethics of the Registrant
15.1^	Letter in Lieu of Consent for Review Report
21.1^	List of Subsidiary
23.1^	Consent of WWC, P.C., Independent Registered Public Accounting Firm
23.2^	Consent of Ogier (included in Exhibit 5.1)
23.3^	Consent of Tian Yuan Law Firm LLP (included in Exhibit 99.4)
24.1	Power of Attorney
99.1^	Consent of Yue Chun Stephen Fung to be named as a director nominee
99.2^	Consent of Man Kit Chiu to be named as a director nominee
99.3^	Consent of Sze Wai Li to be named as a director nominee
99.4^	Opinion of Tian Yun Law Firm LLP regarding certain Hong Kong Legal Matters
99.5^	Audit Committee Charter
99.6^	Nominating and Corporate Governance Committee Charter
99.7^	Compensation Committee Charter
99.8	Request for Waiver and Representation under Item 8.A.4 of Form 20-F
107^	Filing Fee Table

____________

+        To be filed by amendment

^        Filed Previously

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on the Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong, on the 8th of October, 2025.

JM Group Limited
By:	/s/ Chun Kwok Stanley Ting
Name: Chun Kwok Stanley Ting
Title: Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Chun Kwok Stanley Ting	Chief Executive Officer and Chairman	October 8, 2025
Chun Kwok Stanley Ting	(Principal Executive Officer and Principal Financial and Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933 as amended, the undersigned, the duly authorized representative in the United States of America, has signed this registration statement thereto in Newark, Delaware, on the 8th of October, 2025.

U.S. Authorized Representative
Puglisi & Associates
By:	/s/ Donald J. Puglisi
Name: Donald J. Puglisi
Title: Authorized Representative